EXHIBIT 10.1

210 CAPITAL, LLC

8214 Westchester Drive, Suite 950
Dallas, TX 75225

PERSONAL AND CONFIDENTIAL January 10, 2018

Real Industry, Inc.

3700 Park East Drive, Suite 300 Beachwood, Ohio 44122

Attention: Michael J. Hobey

Commitment Letter

Ladies and Gentlemen:

210 Capital, LLC (or one of its affiliates) (“210 Capital”) and the Private Credit Group of Goldman Sachs Asset Management, L.P., on behalf of one or more of its managed funds, (“GSAM” and each of GSAM and 210 Capital, a “Commitment Party” and combined, the “Commitment Parties”), are pleased to confirm the arrangements under which the Commitment Parties commit to provide financing to Real Industry, Inc. (the “Borrower” or “you”) as described herein, on the terms and subject to the conditions set forth in this letter and the attached Exhibits A through G hereto (collectively, this “Commitment Letter”). To the extent not defined in the body of this Commitment Letter, each capitalized term used in this Commitment Letter shall have the meaning assigned to it in the Term Sheet attached as Exhibit A hereto (the “Term Sheet”).

The Commitment Parties have reviewed the Debtors’ Motion for Entry of an Order (I) Authorizing Real Industry, Inc. to obtain Senior Secured, Superpriority, Postpetition Financing, (II) Granting Liens and Providing Superpriority Administrative Expense Status, (III) Modifying the Automatic Stay in Connection Therewith, (IV) Authorizing Real Industry, Inc. to Obtain the Equity commitment, and (V) Granting Related Relief (the “DIP Motion”) filed in the Borrower’s Chapter 11 Case No. 17-12464-KJC, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  After Reviewing the DIP Motion and the financing proposal contained therein, the Commitment Parties present this Commitment Letter the Borrower for its consideration and approval.  The Commitment Parties request that the Borrowers revise and/or amend the DIP Motion to seek approval of the terms of this Commitment Letter and related Term Sheet.

You have informed us that the Borrower desires to, in accordance with this Commitment Letter:

i.

enter into a senior secured superiority debtor-in-possession note (the “210 DIP Facility”) which will be provided to the Borrower after the entry date of the DIP Order in an aggregate amount not to exceed $5,500,000; and

ii.

issue to the Commitment Parties on the Effective Date an amount of common stock in the Reorganized Borrower such that each Commitment Party shall own, or have the right to own, 45- 49% of such common stock as of such date (after taking into account a distribution of any common stock in the Reorganized Borrower to the Commitment Parties on account of the Upfront Fee) upon payment of a purchase price of $17,500,000 (the “Equity Commitment”)[1] AND a credit facility of up to $500,000,000 made available or arranged by the Commitment Parties, under terms and conditions to be discussed, to pursue the acquisition of profitable businesses;

1The purchase price of $17.5 million assumes that the Commitment Parties would acquire 49% of the outstanding stock and will be adjusted downward in the event that the Commitment Parties acquires less than 49% of the stock.

in each case, subject to the satisfaction of certain conditions to be specified in the 210 DIP Documents, including, without limitation, those conditions described in the Commitment Letter.  The proceeds of the 210 DIP Facility are expected to be used, in accordance with the Budget, Term Sheet and the 210 DIP Documents, as applicable, to fund general working capital and operational expenses and restructuring expenses of the Borrower.

1. Commitment; Titles and Roles.

The Commitment Parties are pleased to commit to provide the Borrower 100% of the 210 DIP Facility and the Equity Commitment on the terms and subject to the conditions contained in this Commitment Letter and the Term Sheet.

The Borrower agrees that, except as contemplated in the paragraph above, no agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as contemplated by this Commitment Letter and the Term Sheet) will be paid in connection with the 210 DIP Facility unless you and we shall so agree.

2. Conditions Precedent.

Each Commitment Party’s commitment and agreement hereunder, including without limitation the Equity Commitment, are subject to the entry of an order by the Bankruptcy Court approving the Borrower’s execution, delivery and performance of this Commitment Letter. In addition, each Commitment Party’s commitment and agreement hereunder are subject to there not having occurred, since the date hereof, any event that has resulted in or could reasonably be expected to result in a Material Adverse Change. For purposes hereof, “Material Adverse Change” means any condition, development or event that has resulted in, or would reasonably be expected to result in, a material adverse change in or materially adverse effect on the financial condition or results of operations of the Borrower (including, without limitation, a material impairment of any of Borrower’s assets), taken as a whole, other than the events typically resulting from the filing of the Chapter 11 cases of the Borrower and its subsidiaries, as applicable. Each Commitment Party’s commitment and agreement are also subject to (i) the conditions in the section entitled “Conditions Precedent to the 210 DIP Financing” in Exhibit B hereto, including, without limitation, the execution and delivery of appropriate definitive loan documents relating to the 210 DIP Facility that are substantially consistent with the terms set forth in this Commitment Letter and are otherwise acceptable to each Commitment Party and the Borrower; (ii) the Commitment Parties not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to the Commitment Parties relating to the Borrower or the transactions contemplated by this Commitment Letter which each Commitment Party, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to the Commitment Parties prior to the date hereof; (iii) the payment by SGGH, LLC of $0.00 to the Commitment Parties’ counsel for fees and expenses incurred by the Commitment Parties in connection with this Commitment Letter and the transactions contemplated herein by no later than January 20, 2018; (iv) the satisfactory completion of all financial, legal, accounting, and tax diligence with respect to the Borrower and the 210 DIP Facility by each Commitment Party no later than January 17, 2018; and (iv) the receipt by each Commitment Party of all internal approvals with respect to the 210 DIP Facility and the transactions contemplated herein no later than January 17, 2018.

Furthermore, conditions precedent with respect to the 210 DIP Facility include, but are not limited to, those customary for facilities of this nature and for this transaction in particular the following, including: (i) the occurrence of the entry date of the DIP Order; (ii) the delivery of the Budget; (iii) no default or Event of Default (as defined in the Term Sheet) shall have occurred or be continuing; and (iv) the accuracy of the representations and warranties, including the specified representations and warranties attached in Exhibit E (including, without limitation, the representation and warranty as to the absence of a breach of any affirmative covenant attached in Exhibit F or any negative covenant attached in Exhibit G), in all material respects.

3. Information.

Borrower represents and covenants that (i) all written information, documentation and materials made available to the Commitment Parties in connection with the transactions and agreements contemplated hereby (collectively, the “Information”) (other than financial projections, forecasts and other forward looking statements (collectively, the “Projections”)) is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the financial projections that have been or will be made available to the Commitment Parties by or on behalf of the Borrower have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the DIP Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and financial projections so that such representations will be correct in all material respects under those circumstances. The Commitment Parties will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower or any other party or to advise or opine on any related solvency issues.

4. Indemnification and Related Matters.

In connection with arrangements such as this, it is our policy to receive indemnification. The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Exhibit D, which is incorporated by reference into this Commitment Letter.

5. Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the Borrower, and, except as set forth in Section 4 above (including Exhibit D), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended nor any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

6. Confidentiality.

Please note that this Commitment Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that the Commitment Parties hereby consent to your disclosure of (i) this Commitment Letter and such communications and discussions to the Borrower’s affiliates and the

Borrower’s and its affiliates’ respective officers, directors, agents and advisors who are directly involved in the consideration of the 210 DIP Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and who have agreed to treat such information confidentially; (ii) this Commitment Letter or the information contained herein to the extent required in motions or any required SEC disclosures, each in form and substance reasonably satisfactory to the Commitment Parties, that may be filed with the Bankruptcy Court in connection with obtaining the entry of an order approving your execution, delivery and performance of this Commitment Letter and/or the definitive 210 DIP Documents; (iii) this Commitment Letter or the information contained herein may be disclosed to any official committee appointed in the Borrower’s cases on a confidential basis, and (iv) this Commitment Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof).

7. Miscellaneous.

The commitment and agreement of the Commitment Parties hereunder will terminate upon the first to occur of (i) January 10, 2018 at 5:30 pm ET if the Borrower has not accepted the Commitment Letter and filed a notice of entry into the Commitment letter on the Borrower’s bankruptcy docket; (ii) January 22, 2018 at 11:59 p.m. New York City time, unless the DIP Closing Date shall have occurred on or before such date; (iii) the entry into an agreement by the Borrower, or the request of the Borrower seeking any approval of the Bankruptcy Court, in respect to debtor-in-possession financing or equity investment other than as contemplated by the Term Sheet; and (iv) a material breach by the Borrower under this Commitment Letter.

By executing this Commitment Letter, you agree to (i) reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of all legal counsel to the Commitment Parties (including, but not limited to, special and local counsel to the Commitment Parties) and examiners, search fees, due diligence expenses, transportation expenses, and appraisal, environmental, audit, and consultant costs and expenses) incurred in connection with the 210 DIP Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby, regardless of whether any of the transactions contemplated hereby are consummated, as such expenses may be expressly limited by the Term Sheet, and (ii) pay all fees as contemplated by the Term Sheet, including, without limitation, the Upfront Fee upon entry of the DIP Order.

As you know, GSAM and/or its affiliates are full-service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, GSAM and/or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower and other companies which may be the subject of the arrangements contemplated by this letter, including any of their respective affiliates, for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. GSAM and/or its respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this letter and any of their respective affiliates. Each Commitment Party and its affiliates bear their own responsibility for compliance with applicable laws, including federal securities laws, with respect to such activities.

The provisions set forth under Sections 3, 4 (including Exhibit D), 6 and this Section 7 will remain in full force and effect regardless of whether definitive 210 DIP Documents are executed and delivered. Other than to the extent otherwise provided herein, the provisions set forth under Sections 3, 4 (including Exhibit D), 6 and this Section 7 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitment and agreement hereunder.

Notwithstanding any other provision of this Commitment Letter, the obligations under this Commitment Letter with respect to the 210 DIP Facility are joint and several obligations of the Borrower and the Guarantors.

The Borrower for itself and its affiliates agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitment or agreement hereunder will be tried exclusively in the Bankruptcy Court or, if the Bankruptcy Court does not have subject matter jurisdiction, in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Borrower hereby submits to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitment or agreement or any matter referred to in this Commitment Letter is hereby waived by the parties hereto. The Borrower for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

The Commitment Parties hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 10756 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among the parties hereto with respect to the 210 DIP Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the 210 DIP Facility.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter on or before 4:30 p.m. New York City time on January 10, 2018, whereupon this Commitment Letter will become a binding agreement between us. If this Commitment Letter has not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

Sincerely

210 Capital, LLC

/s/ C. Clark Webb

By:  C. Clark Webb

Title:

The Private Credit Group of Goldman Sachs Asset Management, L.P.

/s/ Brendan McGovern

By: Brendan McGovern

Title: Managing Director

ACCEPTED AND AGREED AS OF JANUARY 10, 2018:

REAL INDUSTRY, INC.

By: /s/ Michael J. Hobey

Name: Michael J. Hobey

Title: President, Interim Chief Executive Officer and CFO

Exhibit A

Term Sheet

Exhibit A-1

REAL INDUSTRY INC.

SUMMARY OF PROPOSED DIP FINANCING BY 210 CAPITAL AND GSAM

The proposed DIP financing and Emergence Equity contribution will be used to facilitate the continuation of the Borrower/Debtor’s business strategy to acquire businesses and assets to increase free cash flow and create a sustainably profitable enterprise.

BORROWER:

Real Industry, Inc. (the “Borrower” and after the Effective Date (as defined below), the “Reorganized Borrower”), a debtor in possession in the Chapter 11 case (the “Case”) filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (jointly administered under Case No. 17-12464) on November 17, 2017 (the “Petition Date”).

GUARANTORS:

Each of the Borrower’s existing and newly acquired or created domestic U.S. direct or indirect subsidiaries, which exclude the debtors in the Case other than Borrower, listed on Annex 1 to this Term Sheet (collectively, the “Guarantors”) will unconditionally guarantee the obligations of the Borrower in respect of the 210 DIP Financing (as defined below) on a joint and several basis.

LENDERS:

210 Capital LLC (or one of its affiliates) and one or more funds managed by the Private Credit Group of Goldman Sachs Asset Management, L.P. (each a “Lender” and collectively the “Lenders”).  Lenders shall be severally and not jointly liable to Borrower with respect to any obligations in the 210 DIP Financing.

DIP CLOSING DATE:

The closing date with respect to the 210 DIP Financing (the “DIP Closing Date”) shall be no later than three (3) business days following the date of entry of the DIP Order, subject to (a) entry of the DIP Order, (b) satisfaction of all applicable conditions precedent and (c) the definitive documents, including a note purchase, security, collateral and guarantee agreements, having been executed and/or delivered in connection with the 210 DIP Financing (together with all documentation related to the 210 DIP Financing, collectively, the “210 DIP Documents”).

MATURITY DATE:

The 210 DIP Financing and all other obligations of the Borrower and the Guarantors thereunder and under the 210 DIP Documents (the “DIP Obligations”) shall be repaid in full in cash at the earliest of:

(i)one (1) year following the Petition Date (the “Stated Maturity Date”);

(ii)the effective date of a plan of reorganization for the Borrower which is confirmed by an order of the Bankruptcy Court; and

(iii)the acceleration of the 210 DIP Financing and related termination of the commitments under the 210 DIP Documents, including, without limitation, as a result of the occurrence of an Event of Default under the 210 DIP Documents or default under the DIP Order (any such date in clauses (i) through (iii), the “Maturity Date”).

USE OF PROCEEDS:

Subject to a budget to be agreed upon and updated on a monthly basis (or more frequently, at the request of Lenders) (the “Budget”), the proceeds shall be used to fund general working capital, operational expenses and restructuring expenses of the Borrower, solely to the extent permitted by the DIP Orders, the Budget and the 210 DIP Documents, as applicable.  The proceeds of the 210 DIP Financing shall not be used by the Borrower to assert or prosecute any claim, demand, or cause of action against the Lenders, including, in each case, without limitation, any action, suit, or other proceeding for breach of contract or tort or pursuant to Sections 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, or under any other applicable law (state, federal, or foreign), or otherwise.  The initial Budget is attached hereto as Annex 2.

OPTIONAL COMMITMENT REDUCTIONS AND REPAYMENTS:

The commitments in respect of the 210 DIP Financing may be voluntarily reduced or terminated, and amounts borrowed under the 210 DIP Financing may be voluntarily repaid, in each case, upon two (2) business days’ notice to the Lenders by the Borrower, at a redemption price equal to the sum of (i) 100% of the principal amount of the 210 DIP Financing being redeemed plus accrued and unpaid interest thereon as of the date of such redemption; plus (ii) (x) in the event of a repayment for specified events, 2.0% of the amount of the repayment or (y) in all other cases, the Make-Whole Amount (as defined below). For the avoidance of doubt, no Make-Whole Amount will be due in connection with a repayment of the 210 DIP Financing on the Maturity Date.

“Make-Whole Amount” means the greater of (x) 2.0% of the amount of the repayment and (y) an amount equal to the difference between (A) the aggregate amount of interest which would have otherwise been payable on the amount of the repayment from the date of repayment until the Maturity Date, minus (B) the aggregate amount of interest Lenders would earn if the prepaid amount were reinvested for the period from the date of repayment until the Maturity Date at the Treasury Rate (to be defined) plus 50 basis points.

MANDATORY REPAYMENTS:

The 210 DIP Financing will be subject to customary and appropriate mandatory prepayment events, acceptable to Lenders, including the net proceeds of (a) any issuance of debt or equity securities (other than as contemplated by this Term Sheet) and (b) any asset sale, catastrophic event or extraordinary receipts of the Borrower, subject to certain exceptions and specified events to be included in definitive documentation.  Any mandatory prepayment and any payments upon acceleration shall be at the purchase price applicable to an optional redemption occurring on such date, plus accrued and unpaid interest.

SUPER PRIORITY ADMINISTRATIVE CLAIMS:

Subject and subordinate to the Carve-Out in all respects, the DIP Obligations shall constitute allowed superpriority administrative expense claims under Sections 364(c)(1), 503(b), 507(a)(2) and 507(d) of the Bankruptcy Code and shall in each case have priority over all other allowed chapter 11 and chapter 7 administrative expense claims specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Bankruptcy Code sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 and including, for the avoidance of doubt, the expenses of a chapter 11 or chapter 7 trustee.

“Carve-Out” means (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code; (ii) all accrued, allowed and unpaid fees and expenses of the Borrower’s professionals and the professionals for any official committee appointed in the Case through  and included the date of delivery of a Carve-Out Trigger Notice up to the amounts set forth in the Budget; and (iii) $150,000 for any fees and expenses of the Borrower’s professionals and the professionals for any official committee appointed in the Case following the delivery of a Carve-Out Trigger Notice; provided that, notwithstanding the foregoing, the fees and expenses described in clauses (i) through (iii) above shall include solely those fees and expenses directly relating to the chapter 11 case of the Borrower and Guarantors, if any, and any fees allocable to the Borrower pursuant to the Interim Compensation Procedures Order entered in the Borrower’s cases (and, for the avoidance of doubt, no fees or expenses directly related to the chapter 11 cases of any other affiliate of the Borrower).

No portion of the Carve-Out or proceeds of the 210 DIP Financing or any other amounts may be used for the payment of the fees and expenses of any person incurred in prosecuting any claims or causes of actions against the Lenders under the 210 DIP Financing, their respective advisors, agents and sub-agents, including formal discovery proceedings in anticipation thereof, and/or any lien of the Lenders under the 210 DIP Financing.

210 DIP LIENS:

Subject to the prior payment of the Carve-Out from the proceeds of Collateral, pursuant to Sections 364(c)(2), and 364(d) of the Bankruptcy Code, the DIP Obligations shall be secured by senior priming liens (the “210 DIP Liens”) on substantially all assets and property of the Borrower and the Guarantors,  wherever located, whether now owned or hereafter acquired, and all products and proceeds thereof, including, without limitation, intercompany claims and equity pledges (such assets and property, the “Collateral”) including, subject to the entry of the DIP Order, proceeds of the Borrower’s and the Guarantors’ claims and causes of action under sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance or similar action under the Bankruptcy Code or similar state or municipal law and the proceeds of each of the foregoing (collectively, the “Avoidance Actions”).

Except as set forth above, all of the 210 DIP Liens shall be effective and perfected upon entry of the DIP Order and without the necessity of the execution, delivery, or filing of mortgages, security agreements, pledge agreements, financing statements, intellectual property filings, any other filing or notice with any governmental authority or other agreements or instruments.

INTEREST RATE:	The interest rate for any funded 210 DIP Financing shall be eleven percent (11%) per annum, accruing and payable monthly.

DEFAULT INTEREST:	The default interest rate shall be the interest rate then in effect plus two percent (2%) per annum.

UPFRONT FEE:

In consideration for the 210 DIP Financing and the Equity Commitment (as defined below), Lenders shall receive payment of an Upfront Fee upon the DIP Closing Date equal to $200,000 in cash plus shares of common stock equal to 4.9% of the outstanding stock of Borrower pursuant to a private placement, subject to customary registration rights.

BREAK-UP FEE:	$300,000 to be approved pursuant to the DIP Order and paid as provided below.

ACQUISITION FINANCING DURING CHAPTER 11 CASE:

Lenders will be granted a right of first refusal upon an offer by any third-party to provide financing of the Borrower’s acquisition activities during the period prior to the Maturity Date.  In connection with any such financing by Lenders,  Lenders shall be entitled to certain customary fees to be agreed in the 210 DIP Documents.

CONDITIONS PRECEDENT TO 210 DIP FINANCING:

The obligation of the Lenders to make the 210 DIP Financing will be subject to conditions precedent that are usual and customary for transactions of this kind, acceptable to Lenders, including, among others: (i) the execution of the 210 DIP Documents; (ii) entry by the Bankruptcy Court of the DIP Order; and (iii) the conditions specified in the Commitment Letter, including in Exhibit B thereto.

REPRESENTATIONS AND WARRANTIES:

To be applicable to the Borrower and Guarantors, including but not limited to the representation and warranties listed on Exhibit E to the Commitment Letter, as well as the following: corporate existence and good standing; authority to enter into and due execution, delivery and enforceability of, the 210 DIP Documents; validity and continued effectiveness of the DIP Order, as applicable, including the creation, validity, perfection and priority of the 210 DIP Liens and Lenders’ claims granted thereunder; governmental approvals; non-violation of organizational documents and material debt agreements (other than as a result of the commencement of the Case); accuracy of disclosure, including financial statements and information concerning the Borrower’s tax attributes (including the amount of net operating loss carryforwards of the Borrower and Guarantors, any limitations on the use thereof under section 382 of the Internal Revenue Code, and the degree to which past transactions could contribute to an “ownership change” of the Borrower within the meaning of section 382 of the Internal Revenue Code; no material litigation not stayed by reason of the Case; intellectual property; ownership of properties; compliance in all material respects with environmental, pension/ERISA and other laws (including, without limitation, FCPA, OFAC and the PATRIOT Act and similar laws applicable to sanctioned persons and any other anti-terrorism, anti-money laundering and anti-corruption and anti-bribery laws);  use of proceeds; payment of taxes; insurance; permits and licenses; absence of default or Event of Default; no material adverse change; the Borrower having not failed to disclose any material  assumptions or liabilities with respect to the Budget; and affirmation of the reasonableness of the assumptions and projections in the Budget by an appropriate financial officer of the Borrower.

COVENANTS:

The 210 DIP Documents will contain such affirmative and negative covenants as are customary in debtor-in-possession financings and acceptable to the Lenders, which shall be applicable to the Borrower and the Guarantors and shall include, without limitation, the affirmative covenants provided in Exhibit F to the Commitment Letter and the negative covenants provided in Exhibit G to the Commitment Letter, as well as the following: (i) the Borrower shall deliver to Lenders detailed budgets (in the form consistent with Annex 2), which shall be subject in all respects to Lenders’ approval, and variation from the Budget not to exceed 10%, tested on a rolling four-week basis beginning one week following approval of the DIP Order[2] and the three weeks prior to such approval (each, a “Budget Period”) for each of the categories of

2The initial test shall include one week following approval of the DIP Order and the three weeks prior to such approval.

Payroll/Benefits, Occupancy, Discontinued Operations, Ordinary Course Professionals, and SG&A; provided that (x) amounts in all other categories and the portion of SG&A relating to amounts paid pursuant to D&O tail insurance shall be tested on a line-item basis, (y) the fees and expenses of Lenders and its professionals are not required to be included in the Budget and shall be excluded for determining any variance and (z) any cash receipts shall be excluded for all calculations of any variance; (ii) Borrower shall deliver in advance to Lenders all draft pleadings and public announcements relating to the Borrower’s and Guarantors assets and business plan and consider Lenders’ comments thereto in good faith; and (iii) Borrower and Guarantors shall not take any action to materially impair the assets of the Borrower or its subsidiaries including with respect to the availability of any tax attributes of the Borrower or its subsidiaries.

MILESTONES:	The 210 DIP Documents (to be executed no later than January 15, 2018) shall include the following milestones (the “DIP Milestones”):

(i)no later than February 16, 2018, the Borrower shall have filed a chapter 11 plan (the “Plan”) and Disclosure Statement with respect to the Plan (the “Disclosure Statement”), in each case in form satisfactory to the Lenders;

(ii)entry by the Bankruptcy Court of an order approving the Disclosure Statement in form and substance acceptable to the Lenders by no later than March 29, 2018, subject to court availability;

(iii)execution of the definitive documents related to the Equity Commitment no later than five (5) days before the hearing to consider confirmation of the Plan;

(iv)entry by the Bankruptcy Court of an order confirming the Plan in form and substance acceptable to the Lenders (the “Confirmation Order”) by no later than May 1, 2018, subject to court availability; and

(v)no later than 10 days after entry of the Confirmation Order, the Borrower shall have taken all steps reasonably necessary to satisfy all conditions for consummating the Plan.

EVENTS OF DEFAULT:	The 210 DIP Financing shall have usual and customary events of default for transactions of this kind (an “Event of Default”), acceptable to Lenders, including:

(i)default shall be made in the payment of any principal of or interest on the DIP Financing or in the payment of any fee or other amount due under the DIP Orders, 210 DIP Documents or the 210 DIP Financing, in each case, when and as the same shall become due and payable, whether at the due date thereof or by acceleration thereof or otherwise;

(ii)any representation or warranty made or deemed made in any 210 DIP Document, or any representation or warranty contained in any certificate, or other document furnished in connection with or pursuant to any 210 DIP Document or the 210 DIP Financing, including the Commitment Letter, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(iii)breach of any covenant that is not cured within 30 days;

(iv)a Change of Control (to be defined in the 210 DIP Documents) shall have occurred;

(v)the Borrower fails to meet any DIP Milestone;

(vi)any prohibited variance from the Budget;

(vii)the DIP Order shall not have been entered within 30 calendar days after the filing of the motion to approve the 210 DIP Financing;

(viii)the Borrower shall obtain, or the Bankruptcy Court shall enter an order approving, any additional financing from a party other than the Lenders, including from any of its subsidiaries;

(ix)the Borrower files a motion, or the Bankruptcy Court enters an order subordinating, disallowing, or otherwise challenging the claims and liens of the Lenders under the 210 DIP Financing;

(x)any other claim which is senior to or pari passu with the Lenders' administrative claim or any lien on any assets or property of the Borrower shall be granted without the Lenders’ consent, except as expressly permitted by the 210 DIP Documents;

(xi)the Borrower shall (A) contest the validity or enforceability of any 210 DIP Document in writing or deny in writing that it has any further liability thereunder or (B) contest the validity or perfection of the liens and security interests securing the 210 DIP Financing;

(xii)any attempt by the Borrower to invalidate or otherwise impair the 210 DIP Financing or the liens granted to the Lenders with respect to the 210 DIP Financing;

(xiii)the DIP Order shall be reversed, stayed or vacated, shall be amended, supplemented or otherwise modified without the prior written consent of the Lenders, or shall otherwise cease to be in full force and effect;

(xiv)the filing of any plan in the Case by the Borrower, or the confirmation of any plan in the Case, that does not provide for the termination of the commitments under the 210 DIP Financing and the payment in full in cash of all DIP Obligations on or before the effective date of such plan;

(xv)the Borrower fails to comply in any material respect with the DIP Order;

(xvi)any sale or other disposition of all or a material portion of the Collateral pursuant to section 363 of the Bankruptcy Code other than as permitted by the DIP Orders or pursuant to a transaction that is permitted under the 210 DIP Documents;

(xvii)conversion of the Case to a case under Chapter 7 of the Bankruptcy Code or the dismissal of the Case;

(xviii)the determination of the Borrower, whether by vote of the Borrower’s board of directors or otherwise, to suspend the operation of the Borrower’s business in the ordinary course, liquidate all or substantially all of the Borrower’s assets or the filing of a motion or other application in the Case seeking authority to do any of the foregoing;

(xix)the filing of a plan of reorganization or liquidation by the Borrower that is not acceptable to the Lenders or does not provide for the payment in full of the DIP Obligations;

(xx)appointment of a trustee, interim receiver or receiver, or manager or a responsible officer or person or an examiner with enlarged powers (having powers beyond the investigatory and reporting powers set forth in the Bankruptcy Code sections 1106(a)(3) and (4)) in the Case; and

(xxi)the Borrower shall take any action, including the filing of an application, seeking or supporting of any of the foregoing or any person other than the Borrower shall do so and such application is not contested in good faith by the Borrower.

REMEDIES:

Among other remedies to be specified in the 210 DIP Documents, upon the occurrence and during the continuance of an Event of Default the Lenders may suspend the availability of the 210 DIP Financing and, after giving five business days’  notice to the Borrower and the Guarantors (the “Remedies Notice Period”), which notice may be given simultaneously to the Bankruptcy Court, the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court, and the Lenders, after the Remedies Notice Period, shall have relief from the automatic stay to exercise remedies under the 210 DIP Documents, including relief to foreclose on all or any portion of the security for the 210 DIP Financing, collect accounts receivable and apply the proceeds thereof to the DIP Obligations or otherwise exercise remedies against the Collateral permitted by applicable non-bankruptcy law. During the Remedies Notice Period, the Borrower shall be entitled to seek an emergency hearing before the Bankruptcy Court; provided that the only issue that may be raised at such hearing shall be whether an Event of Default has in fact occurred and is continuing. Subject to section 363(k) of the Bankruptcy Code, the Lenders shall also have the authority to credit bid all or a portion of the amounts owed under the 210 DIP Financing, whether pursuant to a sale under section 363 of the Bankruptcy Code, a plan pursuant to section 1129(b) of the Bankruptcy Code or otherwise, but only to the extent the DIP Obligations have been discharged concurrently with the consummation of the transactions in respect of such credit bid.

EMERGENCE:

In connection with the 210 DIP Financing, Lenders shall commit to purchase on the effective date of the Plan (the “Effective Date”) an amount of common stock in the Reorganized Borrower such that Lenders shall own, or have the right to own, 45-49%[3] of such common stock as of such date (after taking into account a distribution of any common stock in the Reorganized Borrower to Lenders on account of the Upfront Fee) for a purchase price of $17.50 million[4] (the “Equity Commitment”), AND Lenders shall commit to provide or arrange a credit facility of up to $500,000,000 for Reorganized Borrower to pursue acquisitions of profitable businesses, subject to the satisfaction of certain conditions to be specified in the 210 DIP Documents, including without limitation, (i) the Bankruptcy Court shall have entered an order, acceptable to Lenders, confirming the Plan and shall have approved all documents relating thereto, which documents shall be acceptable to Lenders; (ii) adoption of new governance documents and approval of related documents by the Reorganized Borrower acceptable to Lenders, including (a) articles of incorporation and by-laws that provide usual and customary rights for transactions of this kind, including among

3Final amount to be determined based on applicable tax limitations.

4Purchase price shall be used, among other things, to pay in full any amounts owned to Lender under the 210 DIP Financing. The purchase price amount of $17.5 million assumes that the Commitment Parties acquire 49% of the stock in Reorganized Borrower and will be adjusted downward in the event that the Commitment Parties acquire less than 49% of the stock.

other things, (1) requirements for 55%[5] shareholder approval for certain transactions (e.g., incurrence or guarantee of any material indebtedness for borrowed money, incurrence of any liens in respect of the same, issuance of common or preferred stock,  making of any prohibited restricted payments), (2) board structure and composition to be agreed, which generally reflects the relative share ownership of Lenders and as reasonably acceptable to Lenders, including the appointment of at least one independent board member, (3) requirement for such independent board member’s approval for certain types of transactions (e.g., material transactions, waiver of stock transfer restrictions described below),  and (4) requirement that any transfer of stock in the Reorganized Borrower by or to a 4.75% holder of such stock (defined as appropriate for purposes of avoiding an “ownership change” of the Reorganized Borrower within the meaning of section 382 of the Internal Revenue Code) shall be null and void ab initio unless specifically approved in writing by board of directors of the Reorganized Borrower (which board may not provide such approval without the prior written consent of Lenders), (b) a new Shareholder Agreement between and among the Lender, the Borrower and the shareholders of the Reorganized Borrower (the “Shareholders”) and a registration rights agreement between and among the Lender and the Reorganized Borrower, that provide usual and customary rights for transactions of this kind, including among other things drag and tag rights, and (c) a right of first refusal to Lenders with respect to any financing for the Borrower’s acquisition activities for the two-year period following the Effective Date (and certain fees to be agreed among the parties prior to the Effective Date); (iii) no material impairment of the assets of the Borrower including with respect to the availability of any tax attributes of the Borrower after the Petition Date; (iv) no Change of Control (to be defined in the 210 DIP Documents); (v) the receipt by Lender of customary opinions of counsel for a transaction of this kind, including an opinion from nationally recognized tax counsel or a “Big 4” accounting firm regarding the reorganization of the Borrower in connection with the Plan; (vi) the absence of any events that would be an Event of Default under the 210 DIP Financing; (vii) the payment in full in cash of all amounts due under the 210 DIP Financing; and (viii) all direct and indirect subsidiaries of Borrower shall either be retained by Borrower or disposed of or abandoned by Borrower in a manner acceptable to Lenders.  In the event that the Reorganized Borrower determines not to proceed with the equity purchase transaction contemplated by this paragraph, Lenders shall be entitled to the Break-Up Fee.

5The supermajority voting requirement of 55% for certain transactions assumes that the Commitment Parties acquire 49% of stock and will be adjusted downward if the Commitment Parties acquire less than 49% of the stock.

WAIVERS AND AMENDMENTS:	Customary for financing of this nature.

CERTAIN MISCELLANEOUS PROVISIONS:

Customary for financing of this nature, including assignments, yield protection (including changes in reserve, capital adequacy, liquidity and capital requirements, illegality, unavailability and other requirements of law), taxes (including the imposition of or changes in certain withholding or other taxes), indemnity and expenses (including “breakage costs”, if any) and funding protections to be set forth in the 210 DIP Documents.

TAXES:

The 210 DIP Documents will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposes, assessments, withholdings or other deductions whatsoever.

GOVERNING LAW:

The 210 DIP Documents, and the interpretation, construction and enforcement of the terms thereof, shall be governed by the laws of the State of New York and (to the extent applicable) the Bankruptcy Code.

OUT-OF-POCKET EXPENSES:

All reasonable and documented (subject to redaction for privileged, confidential or otherwise sensitive information) fees, including legal, accounting and other professional (including financial advisors) fees for the Lenders, including no more than one counsel for each relevant material jurisdiction, in connection with the transactions described in this Term Sheet are to be paid by the Borrower without the need for the filing of any applications with the Bankruptcy Court but subject to customary notice requirements to Borrower, the United States Trustee and any official committee.

INDEMNITY:	Customary indemnity by the Borrower of the Lenders and their respective partners, directors, officers, employees, agents and advisors, in respect of the 210 DIP Financing.

Annex 1

Guarantors

SGGH, LLC

Cosmedicine LLC

Exhibit B

Conditions Precedent to the Closing Date

The obligation of each Commitment Party to provide the DIP Financing and to fund the Equity Commitment will be subject to customary conditions precedent, including, without limitation, the following conditions precedent:

(i)

All public statements and pleadings filed by Borrower and the Alloy Debtors after the date hereof relating to the 210 DIP Financing and the Borrower’s assets and business plan shall be in form and substance acceptable to the Commitment Parties.

(ii)

Entry by the Bankruptcy Court of the DIP Order, which DIP Order approves the transactions and fees contemplated herein and grants superpriority administrative expense claim status and liens on the Collateral, as described in the Term Sheet, and such DIP Order shall be in form and substance acceptable to the Commitment Parties and shall not have been reversed, modified, amended, stayed, vacated or subject to any pending appeal.

(iii)

No Material Adverse Change shall have occurred since the date hereof, other than the events typically resulting from the filing of Chapter 11 cases, as determined by the Commitment Parties in their reasonable business judgment.

(iv)

The Commitment Parties shall have received the Budget, which shall be in the form and substance acceptable to the Commitment Parties, and, as of the Closing Date, any variation from the Budget shall not exceed 10% on a cumulative basis from the Budget attached to the DIP Term Sheet excluding any cash receipts from any variance calculations.

(v)	The representations and warranties of the Borrower to the Commitment Parties, including without limitation those set forth in Exhibit E hereto, shall be true and correct in all material respects.
(vi)	No default or Event of Default under the DIP Order shall have occurred or be continuing.
(vii)	The Borrower and Guarantors shall be in compliance in all respects with the DIP Order.
(viii)

Execution and delivery of the 210 DIP Documents (including without limitation control agreements with respect to all cash accounts of the Borrower and Guarantors) in form and substance satisfactory to the Commitment Parties, and the satisfaction of the conditions precedent contained therein.

(ix)

All necessary governmental, shareholder and third party approvals, consents, licenses, franchises and permits in connection with the 210 DIP Facility and the operation by the Borrower and Guarantors of their businesses shall have been obtained and remain in full force and effect.

(x)	The Borrower shall have paid to the Commitment Parties all fees and expenses then owing to the Commitment Parties in connection with this Commitment Letter and the 210 DIP Facility.
(xi)

The Commitment Parties shall be satisfied that they have been granted, and still continue to hold,  perfected superpriority liens on all collateral of the Borrower and Guarantors, as described in the 210 DIP Documents, on and after the Closing Date, which collateral shall not be subject to any other liens, except existing liens acceptable to the Commitment Parties.

Exhibit B-1

(xii)	The cash balance of the Borrower shall be no less than $950,000.

Exhibit B-2

Exhibit C

[Reserved]

Exhibit C-1

Exhibit D

In the event that 210 Capital, LLC or the Private Credit Group of Goldman Sachs Asset Management, L.P.,  and/or one or more of its managed funds, or any of the partners, directors or equivalents, agents, employees and controlling persons or entities (if any), as the case may be, of 210 Capital, LLC or the Private Credit Group of Goldman Sachs Asset Management, L.P.,  and/or one or more of its managed funds (each, an “Indemnified Person”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person or entity, including any of your affiliates, shareholders, partners, members or other equity holders of the Borrower or any of its affiliates, but excluding any Indemnified Person, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter, the Borrower and/or Guarantors agrees to periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Borrower also agrees to indemnify and hold each Indemnified Person harmless against any and all losses, claims, damages or liabilities to any such person or entity in connection with or as a result of either this arrangement or any matter referred to in the Commitment Letter (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors, but excluding any Indemnified Person, and whether or not any such indemnified person is otherwise a party thereto and without regard to the exclusive or contributory negligence of any such Indemnified Person), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of an Indemnified Person in performing the services that are the subject of the Commitment Letter or from a Commitment Party’s breach of this Commitment Letter.  If for any reason the foregoing required indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, penalty, expense or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and the Guarantors and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Indemnified Person on the other hand in the matters contemplated by the Commitment Letter as well as the relative fault of (x) the Borrower and the Guarantors and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (y) such Indemnified Person with respect to such loss, claim, damage, penalty, expense or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of any Indemnified Person and the partners, members, directors, agents, employees and controlling persons or entities (if any), as the case may be, of such Indemnified Person and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, any Indemnified Person, any such affiliate and any such person. The Borrower also agrees that neither any Indemnified Person nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or otherwise to the Borrower or any person or entity asserting claims on behalf of or in right of the Borrower or any other person or entity in connection with or as a result of either this arrangement or any matter referred to in the Commitment Letter, except in the case of the Borrower to the extent that any losses, claims, damages, penalties, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of an Indemnified Party in performing the services that are the subject of the Commitment Letter; provided,  however, that in no event will such Indemnified Person or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Person’s or such other parties’ activities related to the Commitment Letter.  The provisions of this paragraph will survive any termination or completion of the arrangement provided by the Commitment Letter.

Exhibit D-1

Exhibit E

Specified Representations and Warranties

The following representations and warranties will be applicable to the DIP Financing and will also be incorporated into the 210 DIP Documents and the Equity Commitment (subject to certain exceptions, qualifications and carveouts to be set forth therein):

1.

Financial Statements; No Change.  (a) The audited consolidated balance sheet of the Borrower and its subsidiaries (on a combined basis) (the “Financial Statement Entities”) dated December 31, 2016, and the related audited consolidated statements of income and of cash flows for the fiscal year of the Financial Statement Entities (on a combined basis) ended on that date (i) were prepared in accordance with GAAP applied consistently throughout the period reflected therein and with prior periods, except as disclosed therein, and (ii) fairly present in all material respects the consolidated financial condition of the Financial Statement Entities (on a combined basis) as of the date thereof and their consolidated results of operations and consolidated cash flows for the period covered thereby; (b) The unaudited consolidated balance sheets of the Financial Statement Entities(on a combined basis) dated September 30, 2017, and the related unaudited consolidated statements of income and of cash flows for the relevant quarterly period of the 2017 fiscal year of such Financial Statement Entities ended on that date (i) were prepared in accordance with GAAP (except that such financial statements may include abbreviated notes) applied consistently throughout the period reflected therein and with prior periods, except as disclosed therein, and (ii) fairly present in all material respects the consolidated financial condition of the Financial Statement Entities (on a combined basis) as of the date thereof and their consolidated results of operations and consolidated cash flows for the period covered thereby.  (c) Since November 17, 2017, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Change.

2.

Existence; Compliance with Law.  The Borrower and each of the Guarantors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except for absences of such good standing in respect of such Subsidiaries as could not, in the aggregate, reasonably be expected to have a Material Adverse Change, (b) has the organizational power and authority and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except for absences of such power, authority or right as could not, in the aggregate, reasonably be expected to have a Material Adverse Change, and (c) is in compliance with all requirements of law, including any laws that require the maintenance and effect of any permits or licenses, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Change.

3.

Power; Authorization; Enforceable Obligation.  The Borrower and each of the Guarantors has the organizational power and authority, and the legal right to make, deliver and perform the 210 DIP Documents. The Borrower and each of the Guarantors has taken all necessary action under its organizational documents and material debt agreements (other than as a result of the commencement of the Case) to authorize the execution, delivery and performance of the 210 DIP Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other person is required in connection with the 210 DIP Documents or with the execution, delivery, performance, validity or enforceability of the 210 DIP Documents. The 210 DIP Documents have been duly executed and delivered on behalf of the Borrower and each of the Guarantors. The 210 DIP Documents upon execution will constitute, a legal, valid and binding obligation of the Borrower and each of the Guarantors,

Exhibit E-1

enforceable against the Borrower and each of the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.

No Legal Bar.  The execution, delivery and performance of the 210 DIP Documents, the extension of credit thereunder and the use of proceeds thereof will not violate law or any material contractual obligation, including any post-petition agreement, of the Borrower and each of the Guarantors and will not result in, or require, the creation or imposition of any lien on any of their respective properties or revenues pursuant to any requirement of law or any such contractual obligation, other than 210 DIP Liens created under the 210 DIP Documents and the DIP Orders. No law or contractual obligation applicable to the Borrower and each of the Guarantors could reasonably be expected to have a Material Adverse Change.

5.

Litigation.  Other than the Case, no litigation, investigation or proceeding of or before any arbitrator or governmental authority (not stayed by reason of the Case) is pending or, to the knowledge of the Borrower and each of the Guarantors, threatened by or against the Borrower and each of the Guarantors or against any of their respective properties or revenues (a) with respect to any of the 210 DIP Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Change.

6.

Claims. The following have been disclosed, in writing, to the Commitment Party, and such disclosure is accurate in all material respects: (i) all claims (as such term is defined in 11 U.S.C. § 101(5)) of unaffiliated third parties against the Borrower or Guarantors and (ii) all indebtedness, liabilities or guarantees of any obligations of the Guarantors to any other person or entity, including each of the Alloy Debtors.  Excluding ordinary course expenses related to intercompany services, none of the Borrower’s affiliates that have filed Chapter 11 cases (collectively, the “Alloy Debtors”) have any claims (whether asserted or not asserted) against the Borrower or any of the Guarantors.  Neither the Borrower nor any Guarantor is aware of any claim of a creditor of the Alloy Debtors against the Borrower or a Guarantor.

7.	No Breach of Covenant. No breach of any affirmative covenant attached in Exhibit F or any negative covenant attached in Exhibit G has occurred since the entry of the DIP Order or is continuing.

8.

No Default.  Other than as a result of the commencement of the Case, none of the Borrower or any of the Guarantors is in default under or with respect to any of its contractual obligations in any respect that could reasonably be expected to have a Material Adverse Change. No default or event of default under the 210 DIP Facility has occurred and is continuing.

9.

Ownership of Property.  The Borrower and each of the Guarantors has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any lien except as permitted by the 210 DIP Documents.

10.

Intellectual Property.  The Borrower and each of the Guarantors owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business in all material respects as currently conducted. No material claim has been asserted and is pending by any person

Exhibit E-2

challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower nor any Guarantor know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and each of the Guarantors does not infringe on the rights of any person in any material respect.

11.

Taxes.  The Borrower and each of the Guarantors has timely filed or caused to be timely filed all foreign, national, state and local income and other material tax returns that are required to be filed (taking into account all proper extensions) and has timely paid all income Taxes and other material taxes required to be paid and paid any assessments made against it or any of its property and all other income taxes and other material taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower and each of the Guarantors, as the case may be); no tax lien has been filed, and, to the knowledge of the Borrower or any Guarantor, no claim is being asserted, with respect to any tax, fee or other charge. Under the laws of its relevant jurisdiction it is not necessary that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the 210 DIP Documents or the transactions contemplated by the 210 DIP Documents.

12.

Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Change:  (a) the facilities and properties owned, leased or operated by the Borrower and each of the Guarantors (the “Properties”) do not contain, and have not previously contained, any materials of environmental concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any environmental law; (b) has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with environmental laws with regard to any of the Properties, nor do the Borrower or any of the Guarantors have knowledge or reason to believe that any such notice will be received or is being threatened; and (c) none of the Borrower or any of the Guarantors has assumed any liability of any other person under the environmental laws.

13.

Accuracy of Information. No statement or information, including information concerning the Borrower’s tax attributes (including the amount of net operating loss carryforwards of the Borrower and Guarantors, any limitations on the use thereof under section 382 of the Internal Revenue Code, and the degree to which past transactions could contribute to an “ownership change” of the Borrower within the meaning of section 382 of the Internal Revenue Code), contained in any 210 DIP Document, or any other document, certificate or statement furnished by or on behalf of the Borrower or any of the Guarantors to the Commitment Parties, or any of them, for use in connection with the transactions contemplated by the 210 DIP Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.

14.

Disclosure and Affirmation of Budget.  The Borrower has not failed to disclose any material assumptions or liabilities or any other material information with respect to the Budget or the accuracy of such Budget.  The Borrower has provided a written affirmation made by an appropriate financial officer of the Borrower to the Commitment Parties affirming the reasonableness of each of the assumptions and projections in the Budget.

Exhibit E-3

15.

AML Laws; Anti-corruption Laws and Sanctions.  The Borrower and each of the Guarantors and has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and each of other Guarantors and their respective directors, officers, employees and agents with anti- corruption laws and applicable sanctions. The Borrower and each of the Guarantors, any of their respective subsidiaries or, to the knowledge of either the Borrower or any Guarantor, any of their respective directors or officers, or any of their respective employees or affiliates, or (b) to the knowledge of either the Borrower or any Guarantor, any agent of the Borrower or Guarantors or other of its affiliates that will act in any capacity in connection with or benefit from the 210 DIP Facility, (i) is not a sanctioned person, (ii) is in compliance in all material respects with anti-corruption laws and sanctions, (iii) to the extent applicable, is in compliance in all material respects with anti-money laundering laws. No extension of credit under the 210 DIP Facility, use of proceeds thereof by the Borrower or any of other Guarantors or their respective subsidiaries or other transaction contemplated by the 210 DIP Documents will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions. The Borrower and each of the Guarantors represents that neither it nor any of its subsidiaries, or, to its knowledge, its parent company or any other of its affiliates has engaged in or intends to engage in any unlawful dealings or transactions with, or for the benefit of, any sanctioned person or with or in any sanctioned country.

16.

Security Interest.  (a) Upon entry of the DIP Order, such DIP Order shall be effective to create in favor of the Commitment Parties, for the benefit of the Commitment Parties, a legal, valid, enforceable and perfected security interest in the Collateral of the Borrower and proceeds thereof, as contemplated thereby, as described in the 210 DIP Documents. (b) The provisions of the 210 DIP Documents shall be effective to create in favor of the Commitment Parties, for the benefit of the Commitment Parties, a legal, valid, enforceable and perfected security interest and hypothecate in the Collateral[6] of the Borrower and the Guarantors and proceeds thereof, contemplated thereby, as described in the 210 DIP Documents.

17.

DIP Financing Orders.  (a) At all times after its entry by the Bankruptcy Courts, the DIP Order, is in full force and effect, and has not been vacated, reversed, terminated, stayed modified or amended in any manner without the reasonable written consent of the Commitment Parties (b) Upon the occurrence of the maturity date (whether by acceleration or otherwise) of any of the obligations under the 210 DIP Facility, the Commitment Parties shall, subject to the provisions of the “Events of Default” section in the Term Sheet and the applicable provisions of the DIP Order, be entitled to immediate payment of such obligations, and to enforce the remedies provided for under the 210 DIP Documents in accordance with the terms thereof and such DIP Order, as applicable, without further application to or order by the Bankruptcy Court. (c) If the DIP Order is the subject of a pending appeal in any respect, none of such DIP Order, the extension of credit or the performance by the Borrower of any of its obligations under any of the 210 DIP Documents shall be the subject of a presently effective stay pending appeal. The Borrower and the Commitment Parties shall be entitled to rely in good faith upon the DIP Order, notwithstanding objection thereto or appeal therefrom by any interested party.    The Borrower and the Guarantors shall be permitted and required to perform their respective obligations in compliance with the 210 DIP Documents notwithstanding any such objection or appeal unless the DIP Order has been stayed by a court of competent jurisdiction.

18.

Superpriority Claims; Liens.  Upon entry of the DIP Order, such DIP Order and the 210 DIP Loan Documents are sufficient to provide the DIP superpriority claims of the Commitment Parties and security interests and liens on the Collateral of the Borrower described in, and with the priority provided in the 210 DIP Documents.

6NTD: The definition of Collateral in the definitive documentation shall not include any real property or mortgages (excluding securities) in which the Guarantors have bare legal title.

Exhibit E-4

19.	Assets of Guarantors. All material assets of the Guarantors have been disclosed, in writing, to the Commitment Parties, and such disclosure is accurate in all material respects.

Exhibit E-5

Exhibit F

Affirmative Covenants

The following affirmative covenants of the Borrower and the Guarantors will be applicable to the DIP Financing and will also be incorporated into the 210 DIP Documents (subject to certain exceptions, qualifications and carveouts to be set forth in the applicable 210 DIP Documents):

1.	Preservation and maintenance of existence, business and properties.

2.	Payment of income and other material taxes and other claims.

3.	Timely preparation of all financial statements, reports, and related documents and public filings.

4.	The proceeds of the 210 DIP Financing shall be used for purposes set forth in the “Use of Proceeds” section in the Term Sheet.

5.

Prompt delivery of litigation and other notices, including, but not limited to, with respect to (i) the occurrence of a default or Event of Default under the 210 DIP Documents of the Alloy Debtors debtor-in-possession financing agreements, (ii) after the Petition Date, any default under any contractual obligation of the Borrower or any of the Guarantors or litigation, investigation or proceeding that may exist at any time between the Borrower and any of the Guarantors and any governmental authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Change, (iii) after the Petition Date, the commencement of any litigation or proceeding affecting the Borrower or any of the Guarantors (1) in which the amount involved is $100,000 or more and not covered by insurance, (2) in which material injunctive or similar relief is sought or (3) which relates to any 210 DIP Document, (iv) any developments or event that has had or could reasonably be expected to have a Material Adverse Change and (v) such other information (financial or otherwise) with respect to the Borrower or any of the Guarantors as the Commitment Parties may reasonably request.

6.	Compliance with laws and regulations.

7.	Maintenance of records, access to properties and inspections.

8.	Compliance with environmental laws.

9.	Provision of additional collateral, guarantees and mortgages; further assurances.

10.

Compliance in all respects, after entry thereof, with all requirements and obligations set forth in the DIP Order, “first day” orders and “second day” orders, as each order is amended and in effect from time to time in accordance with this Commitment and the 210 DIP Documents, as applicable.

11.	Bi-weekly update calls for the Commitment Parties and their advisors.

12.	Borrower and Guarantors shall use its reasonable best efforts to enter into the 210 DIP Documents.

Exhibit F-1

13.

Borrower shall deliver such other information (financial or otherwise, including detailed quarterly budgets, which shall be subject in all respects to the Commitment Parties’ approval), as the Commitment  Parties may reasonably request.

14.

Variation from the Budget shall not exceed 10%, provided that (i) all variance calculations shall exclude any cash receipts and (ii) any proceeds of the DIP Financing that are available under the Budget but not used in a previous week shall be available in subsequent weeks notwithstanding a variance exceeding the permitted amount.

15.

Borrower shall deliver in advance to the Commitment Parties all (i) draft pleadings and public announcements relating to the Borrower’s assets (including without limitation any tax attributes) and business plan and consider the Commitment Parties’ comments thereto in good faith, and (ii) pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Borrower or any of the Guarantors with the Bankruptcy Court, or distributed by or on behalf of any of the Borrower or any of the Guarantors to any appointed in the Case.

Exhibit F-2

Exhibit G

Negative Covenants

The following negative covenants of the Borrower and the Guarantors will be applicable to the DIP Financing and will also be incorporated into the 210 DIP Documents (subject to certain exceptions, qualifications and carveouts to be set forth in the applicable 210 DIP Documents):

1.	No incurrence of indebtedness for borrowed money shall be permitted.

2.	Limitations on liens, except that the following liens shall be permitted:

a.	liens for taxes not yet due;

b.	leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not secure any indebtedness; and

c.	liens securing the obligations under the 210 DIP Financing.

3.	No sale and leaseback transactions shall be permitted.

4.

No investments, loans and advances (collectively, the “Investments”) shall be permitted, except any Investments necessary in connection with the reorganization subject to the consent of the Commitment Parties (not to be unreasonably withheld or delayed.

5.	Limitations on mergers, consolidations, sales of assets, including any sale of the assets owned by the Guarantors, (“Dispositions”) and acquisitions, except that the following shall be permitted:

a.	the Plan subject to the consent of the Commitment Parties (not to be unreasonably withheld or delayed) and, to the extent permitted by the Bankruptcy Court, any other corporate reorganization;

b.	Specified transactions detailed in the definitive documentation that would not trigger a mandatory prepayment, subject to the consent of the Commitment Parties.

c.	any other Dispositions permitted by the applicable order of the Bankruptcy Court and not otherwise prohibited by the 210 DIP Financing; and

d.	Dispositions made to comply with any order of any governmental authority or any applicable laws.

6.	No dividends and distributions shall be permitted, except for any dividend or distribution by a Guarantor to the Borrower.

7.

No action to materially impair the assets of the Borrower or its subsidiaries, including with respect to the availability of any tax attributes of the Borrower or its subsidiaries, shall be permitted without the prior written consent of the Commitment Parties.

8.	Limitations on transactions with affiliates, except for:

Exhibit G-1

a.	any transaction among Borrower and the Guarantors;

b.	ordinary course administration and transactions by the Borrower of the Alloy Debtors;

c.	any transactions in connection with the reorganization of the Borrower, subject to the consent of the Commitment Parties (not to be unreasonably withheld or delayed);

d.	transactions in existence on the DIP Closing Date and any similar transaction among Borrower and the Guarantors as consistent with past practice; and

e.

any transaction on terms that are no less favorable to the Borrower or any of the Guarantors than might be obtained at the time in a comparable arm’s length transaction from a person who is not an affiliate.

9.

No payment and modification of subordinated or other prepetition indebtedness of the Borrower or Guarantors, except in the case of prepetition debt, pursuant to “first day” or other orders entered by the Bankruptcy Court that are in form and substance satisfactory to the Commitment Parties.

Exhibit G-2